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                                 Exhibit 99.1

                                 Press Release

      Reunion Industries Announces Agreement to Merge With Chatwins Group

STAMFORD, Conn.--(BUSINESS WIRE)--March 31, 1999--Reunion Industries, Inc. (NASDAQ Small Cap-RUNI; Pacific-RUN) announced today that it has entered into an agreement to merge with Chatwins Group, Inc. Chatwins now owns approximately 38% of Reunion's outstanding common stock.

Chatwins manufactures and markets a broad range of fabricated and machined metal industrial products, including seamless steel pressure vessels, bar grating, fluid power cylinders, industrial cranes, leaf springs and storage racks. For the year ended December 31, 1998, Chatwins had sales of $192 million and net income of $1.6 million (before its equity in Reunion's net loss). At December 31, 1998, Chatwins had total assets of $117 million and total debt of $86 million.

A spokesperson for Reunion said that the merger should, among other things, (i) strengthen the company's financial condition and make additional financing more feasible, (ii) be accretive to Reunion's earnings, (iii) permit Reunion to broaden its strategic focus, and (iv) increase the net operating loss carryforwards that Reunion will be able to utilize before they expire. As to the first point, the spokesperson said that as disclosed in Reunion's recently filed 1998 Form 10-K, Reunion will not have sufficient liquidity to meet its cash obligations over the next 12 months without additional financing.

In the merger, the outstanding common stock of Chatwins will be converted into a total of 8,500,000 shares of Reunion common stock, plus up to an additional 500,000 shares of Reunion common stock if Chatwins achieves specified performance goals in 1999. The Reunion common stock currently held by Chatwins will be retired in the merger. After the merger, former Chatwins stockholders will own approximately 78% of the Reunion common stock outstanding.

All of the Chatwins preferred stock outstanding will be converted in the merger into new Reunion 10% redeemable Series A preferred stock, which will have an aggregate initial redemption price of approximately $8.7 million.

Completion of the merger is subject to a number of conditions including (i) approval of the merger agreement by the Reunion stockholders and (ii) obtaining financing in an amount sufficient to redeem Chatwins' $50 million 13% Senior Notes and to provide adequate working capital after the merger. Reunion is currently pursing financing to satisfy this condition.

The merger is targeted for completion late in the second quarter of this year, although there can be no assurance as to when all conditions to the merger will be satisfied or when the merger may be completed.
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Reunion had announced an agreement to merge with Chatwins in the summer of 1998.
That merger was subsequently abandoned after changes in the debt markets made the financing transaction that was necessary to complete that merger impractible.

In connection with the Reunion-Chatwins merger, Reunion also announced that it has entered into agreements to acquire King-Way Material Handling Company and NAPTech Pressure Systems. King-Way and NAPTech are currently owned by affiliates of Reunion and Chatwins. The completion of the Chatwins merger is a condition to the completion of these acquisitions.

King-Way is a materials handling company. It had total sales of $17.5 million in 1998 and total assets of $21 million at December 31, 1998. The purchase price for King-Way is $100,000, plus the issuance of new Reunion 15% redeemable series B preferred stock, with an aggregate initial redemption price of $5 million (plus $1.2 million of dividends that will be accrued at the time of issuance). Reunion will also assume approximately $13.8 million of King-Way indebtedness that was incurred in connection with the acquisition of King-Way by its current owners.

NAPTech manufactures seamless steel pressure vessels. It had total sales of $6.2 million in 1998 and total assets $9.0 million at December 31, 1998. The purchase price for NAPTech is $10,000 cash. Reunion will also assume approximately $7.4 million of NAPTech indebtedness that was incurred in connection with the acquisition of NAPTech by its current owner.

Reunion is a Stamford, Connecticut based corporation primarily engaged in manufacturing high volume precision plastic products and providing engineered plastic services.

This press release contains forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995 with respect to, among other things, Reunion, the proposed Reunion-Chatwins merger, and the expected impact of the merger on Reunion. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by those forward-looking statements. Those risks and uncertainties include domestic and international economic conditions, the availability of financing on reasonable terms and other factors outside of the control of Reunion. All forward-looking statements are qualified by these risks and uncertainties.

Contact:

  Reunion Industries, Inc.
  Richard L. Evans, Chief Financial Officer
  203/324-8858




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